VANNESSA VENTURES LTD.

( a development stage enterprise)

Consolidated Financial Statements

June 30, 2006 and March 31, 2006

(In Canadian Dollars)

VANNESSA VENTURES LTD.

( a development stage enterprise)

Consolidated Balance Sheets

June 30, 2006 and March 31, 2006

Unaudited – Prepared by Management

(In Canadian Dollars)

	June 30,	March 31, 2005
	2006	2006
	- $ -	- $ -
A S S E T S (Note 9)

Current
Cash	$ 536,613	$ 1,675,350
Amounts receivable	134,421	149,405
Prepaid expenses	63,199	78,039

	734,233	1,902,796

Capital Assets (Note 4)	1,715,609	1,738,312

Mineral Interests (Note 5)	9,806,439	7,000,771

	$ 12,256,281	$ 10,641,877

L I A B I L I T I E S

Current Liabilities
Accounts payable and accrued liabilities (Note 7)	$ 1,944,681	$ 2,612,481
Demand notes payable (Note 10)	3,000,000	-

	4,944,681	2,612,481

Convertible debenture payable (Note 9)	3,632,623	3,539,401

	8,577,304	6,151,882

S H A R E H O L D E R S’ E Q U I T Y

Share Capital (Note 6)	45,554,220	45,470,220
Contributed Surplus (Note 8)	2,692,812	2,692,812
Other Paid in Capital (Note 9)	1,490,475	1,490,475
Deficit	(46,058,530)	(45,163,512)

	3,678,977	4,489,995

	$ 12,256,281	$ 10,641,877

Nature of Operations (Note 1)

Commitments (Note 14)

Subsequent Events (Note 11)

On behalf of the Board:

“John Morgan” (Director)

“George Chapel” (Director)

-See Accompanying Notes-

VANNESSA VENTURES LTD.

( a development stage enterprise)

Consolidated Statements of Operations and Deficit

Three Months Ended June 30, 2006 and 2005

Unaudited – Prepared by Management

(In Canadian Dollars)

	June 30, 2006	June 30, 2005 2005
General and Administrative Expenses
Amortization	$ 3,616	$ 5,133
Bank charges and interest	2,778	2,483
Consulting	25,095	15,000
Insurance	5,375	5,375
Investor relations	2,469	16,939
Office and miscellaneous	6,989	17,880
Office wages and services	101,460	121,811
Professional fees	15,754	14,340
Provision for doubtful account	-	89,511
Rent	18,027	12,293
Telephone	5,764	5,212
Transfer agent and listing fees	6,097	4,523
Travel and accommodation	360	10,490
	(193,784)	(320,990)

Project Development Expenses
Consulting	235,943	22,655
Arbitration	17,599	155,418
	(253,542)	(178,073)

Other Items
Impairment of mineral interests (Note 5)	(150,543)	(737,938)
Interest expense and financing costs	(297,149)	-
Interest income	-	1,375
	(447,692)	(736,563)
Net loss	(895,018)	(1,235,626)
Deficit, beginning of period	(45,163,512)	(37,689,537)

Deficit, end of period	$(46,058,530)	$ (38,925,163)

Net loss per share – basic and diluted	$ (0.01)	$ (0.01)
Weighted average number of common shares outstanding – basic and diluted	86,401,216	82,092,449

-See Accompanying Notes-

VANNESSA VENTURES LTD. Consolidated Statements of Cash Flows ( a development stage enterprise) Three Months Ended June 30, 2006 and 2005 Unaudited – Prepared by Management (In Canadian Dollars)

	June 30, 2006	June 30, 2005

Operating activities
Net loss	$(895,018) (7,473,975) (75,342,673)	$ (1,235,626)
Items not involving cash:
Amortization	3,616	5,133
Provision for doubtful account	-	89,511
Convertible debenture accretion (Note 9)	93,222	-
Impairment of mineral interests	150,543	737,938

	(647,637)	(403,044)

Changes in non-cash working capital items
Amounts receivable	14,736	6,168
Prepaid expenses	14,839	(18,248)
Accounts payable	(666,953)	(60,193)

Cash used in operating activities	(1,285,015)	(475,317)

Investing activities
Purchase of capital assets	9,885	(718)
Mineral interests expenditures (net of recoveries)	(2,947,607)	(857,698)

Cash provided by (used in) investing activities	(2,937,722)	858,416

Financing activities (Note 7)
Shares issued for cash (Note 6)	84,000	1,600,000
Demand notes (Note 10)	3,000,000	-

Cash provided by financing activities	3,084,000	1,600,000

Increase (decrease) in cash	(1,138,737)	266,267
Cash, beginning of period	1,675,350	1,062,716

Cash, end of period	$ 536,613	$ 1,328,983

-See Accompanying Notes-

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

(In Canadian Dollars)

1.

NATURE OF OPERATIONS

The Company is a development stage enterprise, as defined by CICA accounting guideline AcG 11, “Enterprises in the Development Stage”, and is engaged in the acquisition, exploration and development of mineral interests.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") on a "going concern" basis, which presumes the Company will realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at June 30, 2006 the Company has incurred an accumulated deficit from operations of approximately $46 million and has a working capital deficiency of approximately $4.2 million. Funding for operations is raised primarily through public and private share offerings and debt financing, of which significant amounts have been provided by the Company's controlling shareholder.

There is considerable uncertainty regarding the Company’s ability to operate as a going concern without the continued support of the Company’s major shareholders and future operations are dependent on raising sufficient funding through share offerings, debt financing, joint venture participations or from profitable operations.

2.

SIGNIFICANT ACCOUNTING POLICIES

(a)

Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned and controlled subsidiaries.

All inter-company transactions and balances have been eliminated upon consolidation.

(b)

Capital Assets and Amortization

Capital assets are recorded at cost.  Amortization of assets in use is provided at the following annual rates:

Computer equipment

  30%

Declining balance

Computer software

100%

Straight line

Exploration and processing equipment

  20%

Declining balance

Office furniture and equipment

  20%

Declining balance

Vehicles

  30%

Declining balance

Capital assets are amortized at one-half the rates in the year of acquisition.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

(b)

Capital Assets and Amortization (continued)

Capital assets used in exploration activities, where substantially all the economic life or value of the asset is expected to be derived from a specific project, are accounted for as dedicated capital assets and included as a separate category within the costs allocated to the related exploration stage mineral interests.  Amortization for these assets is provided over their estimated lives and is charged to exploration costs of the related project.

Capital assets in use but not specifically dedicated to exploration stage mineral projects are included in capital assets in the balance sheet and amortized as provided above.

Capital assets not in use and held for sale are included in capital assets in the balance sheet and valued at the lower of amortized cost and estimated net recoverable value.

The carrying value of all categories of capital assets are reviewed for impairment whenever events or circumstances indicate the recoverable value may be less than the carrying amount.  An impairment charge would be recognized when estimates of undiscounted future cash flows expected to result from the use of an asset and its eventual disposition are less than the carrying amount.  An impairment charge would represent the excess of the carrying amount over the fair value of an asset. Impairment charges are recorded in the reporting period in which determination of impairment is made by management.

(c)

Foreign Exchange

The accounts of subsidiaries are translated into Canadian dollars using the temporal method. Under this method, monetary assets and liabilities are translated at the year end exchange rates.  Non-monetary assets and liabilities are translated using historical rates of exchange.  Revenues and expenses are translated at average rates for the period and exchange gains and losses on translation are included in income.

Transactions denominated in foreign currencies are translated into Canadian dollars at the exchange rate prevailing at transaction dates.

(d)

Mineral Interests and Exploration Costs

The Company is in the process of exploring and developing mineral interests in  countries through wholly-owned and controlled subsidiaries.  None of the Company's mineral interests have reached commercial production.  Title to mineral interests include options, leases, concessions, participating interests and direct title.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

(In Canadian Dollars)

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d)

Mineral Interests and Exploration Costs (continued)

Costs incurred for acquisition, including option payments under acquisition agreements, are capitalized until such time as the related interest is placed into production, sold, abandoned or where management has determined an impairment in value.

All mineral interests which are being maintained, with the exceptions of the Crucitas project in Costa Rica and the Maple Creek, Potaro, Paint Mountain and Marudi concessions in Guyana, are currently under extended legal, political, environmental or permitting restrictions.  Accordingly, for the current and future years, management has determined until such time as current impediments to future development are resolved, all exploration and other costs incurred to maintain such interests will be considered impaired and charged as impairment charges in the period incurred.

For mineral interests not affected by restrictions referred to above, where specific exploration programs are planned and budgeted by management, mineral exploration costs are capitalized until the properties to which they relate are advanced to the development stage, placed into commercial production, sold, abandoned or determined by management to be impaired in value.

Management evaluates each mineral interest on a reporting period basis and makes a determination based on the above criteria and availability of funding as to whether the carrying amounts are impaired. Mineral interests, where future cash flows are not reasonably determinable, are evaluated for impairment based on management’s intentions and determination of the extent to which future exploration programs are warranted and likely to be funded.

Cost recoveries during exploration

Joint Venture Participation and Accounting

From time to time the Company enters into agreements that provide for specified percentage interests in mineral property rights to be allocated to joint venture participants in exchange for funding or joint funding of exploration programs.

Where agreements specify the Company as the operator, and controlling interest of the exploration program of the venture, such arrangements are considered to be participation funding and not considered to be joint ventures.

Joint venture accounting is applied by the Company only when commercial feasibility is established and the parties enter into formal comprehensive

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d)

Mineral Interests and Exploration Costs (continued)

Cost recoveries during exploration (continued)

agreements for ownership and mining participation terms.  Accordingly, the Company records funding contributions prior to such agreements as reductions of carrying costs and no gain or loss on disposition of a partial interest is recorded.

Partial dispositions

Proceeds from partial dispositions of mineral interests during the exploration stage are credited as a reduction of carrying costs.  No gain or loss is realized until all carrying costs of the specific interest have been recovered.

Bulk sampling recoveries

The Company records the selling or market value from the sale or retention of bulk sampling recoveries as reductions of carrying costs until commercial production is established.

Bulk sampling inventories incidental to the overall program and that are held for verification and assessment purposes are capitalized as exploration mineral interests and are not classified as current inventory.

Capital assets dedicated to specific mineral interests are capitalized to the interests to which they relate.

Carrying values of mineral interests as reported in the balance sheet may not necessarily reflect actual present or future value.  Recovery of carrying values is dependent upon future commercial success or proceeds from disposition of the mineral interests.

Upon the establishment of commercial production, carrying values of deferred acquisition and exploration costs will be amortized over the estimated life of the mine on the units of production method.

(e)

Administrative Costs

Administrative costs not directly associated with mineral properties are recognized as period costs and are expensed in the period incurred.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f)

Loss per share

The treasury stock method is used to determine the dilutive effect of stock options and other dilutive instruments.  The treasury stock method assumes proceeds received from in-the-money stock options are used to repurchase common shares at the prevailing market rate.

Basic loss per share figures have been calculated using the weighted average number of shares outstanding during the reporting periods.  Diluted loss per share figures are equal to those of basic loss per share for each year since the effects of warrants, stock options and the conversion feature of the convertible debenture have been excluded as they are anti-dilutive.

(g)

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant areas requiring the use of management estimates relate to the determination of impairment of assets, useful lives for depreciation and amortization and allocation of cost to specific mineral interests. Financial results as determined by actual events could differ from those estimates.

The carrying value of mineral property interests is based on costs incurred and management’s estimate of net recoverable value.  Estimates may not necessarily reflect actual recoverable value as this will be dependant on the development program, the nature of the mineral deposit, commodity prices, adequate funding and the ability of the Company to achieve commercial production.

(h)

Risk Management

The Company does not use derivative instruments to reduce its exposure to credit, foreign currency, interest rate or cash flow risks.

The Company maintains the majority of its cash and short-term investments in Canadian and U.S. dollar denominated securities with well capitalized financial institutions. Other financial instruments include accounts receivable and accounts payable. There are no significant differences between the carrying amounts of these instruments and their estimated fair values.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

(i)

Future Income Taxes

The liability method is used in accounting for income taxes.  Under this method an enterprise would recognize a future income tax liability whenever recovery or settlement of the carrying amount of an asset or liability would result in future income tax outflows.  Similarly, an enterprise would recognize a future income tax asset whenever recovery or settlement of the carrying amount of an asset or liability would generate future income tax reductions.  In the case of unused tax losses, foreign resource expenditure pools, income tax reductions, and certain items that have a tax basis but cannot be identified with an asset or liability on the balance sheet, the recognition of future income tax benefits is determined by reference to the likely realization of a future income tax reduction.

Net future tax assets are subject to valuation allowances when it is more likely than not that they will not be realized in the future.

(j)

Stock-based compensation and other stock-based transactions

The Company grants stock options to executive officers, directors, employees and consultants and records the fair value of all awards as a credit to contributed surplus. The Company is allocating the fair value of all stock based compensation as a direct charge to income in its financial statements for administrative personnel and to mineral interests for field personnel.

The fair value of options and other stock based awards to employees or consultants, issued or altered in the period, are determined using the Black-Scholes option pricing model.

(k)

Financial instruments

Financial instruments include cash, accounts receivable, accounts payable and the convertible debenture.  Management believes that the carrying values of these instruments approximate their fair values.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

3.

DISPOSAL OF MINERAL INTERESTS

During the year ended March 31, 2005, the Company disposed of its mineral interests in the La Fe/Yuruan/Kilometre 88 region located in Venezuela due to the negative political environment following the initiation of International Arbitration against the Venezuelan Government regarding the Company’s Las Cristinas property. (Note 5 (d)(ii))

The loss on disposal of these concessions was as follows:

$
Acquisition costs	902,251
Accumulated exploration expenditures	2,540,233
Accumulated impairment charges	(3,113,763)
Net book value	328,721
Proceeds of disposition	(107,820)
Loss on disposition	220,901

The concessions located in the Kilometre 88 region were returned to the former owner, Boralis Holdings A.V.V., for nil proceeds and consideration to pay the Company 80% of all future net benefits realized from these concessions. No value has been attributed to future consideration. (Note 7)

4.

CAPITAL ASSETS

	June 30			March 31
	2006			2006
Assets in use:	Cost	Accumulated Amortization	Net	Net
Computer equipment	$ 90,174	68,401	$ 21,773	$ 25,471
Computer software	52,253	52,253	-	-
Office furniture and equipment	250,278	177,848	72,430	90,758
Exploration and processing equipment	1,974,797	650,186	1,324,611	1,322,587
Vehicles	321,839	207,386	114,453	117,154
	2,689,341	1,156,074	1,533,267	1,555,970
Assets not in use:
Exploration and processing equipment	182,342	-	182,342	182,342
	$ 2,871,683	1,156,074	$ 1,715,609	$ 1,738,312

Amortization of exploration and processing equipment not in use has not been recorded as these assets  are being held for sale. Management has reviewed these assets for impairment and has concluded, based on estimates of future cash flows from sale or use, the net recoverable value of capital assets not in use exceeds their carrying value.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

5.

MINERAL INTERESTS

A summary of the carrying values of the Company’s mineral interests by areas of interest:

	2006	Current Charges	2005
BRAZIL
Parima
Acquisition costs	$ 1		$ 1
Exploration costs	64,093	-	64,093
Impairment charges	(64,093)	-	(64,093)
Total – Brazil	1	-	1

COSTA RICA
Crucitas Gold Project
Acquisition costs	2,669,504		2,669,504
Exploration and permitting costs	9,196,623	2,805,669	6,390,954
Impairment charges	(4,081,850)	-	(4,081,850)
Total – Costa Rica	7,784,277	2,805,669	4,978,608

GUYANA
Maple Creek Concessions
Exploration costs (net of recoveries)	5,208,630	129,216	5,079,414
Impairment charges	(4,343,740)	(53,020)	(4,290,720)
Dedicated capital assets	1,451,355	(76,196)	1,527,551
Diamond inventory from bulk sampling	65,481	-	65,481
	2,381,726	-	2,354,304
Less: contributed by joint venturer	(2,354,304)	-	(2,354,304)
	27,422	-	27,422

Potaro Concessions
Acquisition costs	54,378	-	54,378
Exploration costs (net of recoveries)	3,522,247	26,288	3,495,959
Diamond inventories from bulk sampling	41,170	-	41,170
Impairment charges	(3,517,795)	(26,288)	(3,491,507)
	100,000	-	100,000

Marudi Mountain Gold Project
Acquisition costs	144,000	-	144,000
Exploration costs	1,996,754	38,867	1,957,887
Impairment charges	(336,775)	(38,867)	(297,908)
	1,803,979	-	1,803,979

South Guyana – Paint Mountain
Acquisition costs	218,557	-	218,557
Exploration costs	461,350	-	461,350
Impairment charges	(589,146)	-	(589,146)
	90,761	-	90,761
Total – Guyana	2,022,162	-	2,022,162

VENEZUELA

Las Cristinas
Acquisition costs	122,635	-	122,635
Carrying costs	5,065,366	32,370	5,032,996
Impairment charges	(5,075,520)	(32,370)	(5,155,630)
Total - Venezuela	1	-	1

TOTAL – MINERAL INTERESTS	$9,806,439	$2,805,668	$7,000,771

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

5.

MINERAL INTERESTS (Continued)

(a)

Brazil

Parima

In October 1996, the Company entered into an agreement for the acquisition of up to an 85% interest in 15 concessions located in the Sierra Parima region of the State of Roraima, Brazil.

The Brazilian government lifted certain mining restrictions and state government institutions are continuing the process of changing their laws to accommodate mining activity.  The Company, together with the vendor, will endeavour to secure necessary mining and development permits.  Once permits are secured, the Company will enter into a formal agreement with the Vendor to earn up to an 85% interest in 15 concessions located in the Sierra Parima region of the State of Roraima.

Due to continuing uncertainties over the process of changing laws to accommodate future mining in the region, management is recording impairment charges sufficient to reduce the carrying value of its interest to a nominal amount.

As at year end, the region remains closed to mining.  The Company intends to pursue the interests in the region and monitor the legal process.

(b)

Costa Rica

In May 2000, the Company signed an agreement to acquire a 100% interest in 10 mining concessions known as the Crucitas Gold Project located in northern Costa Rica.

Acquisition costs are comprised of the following:

$
A cash payment	25,000
Issuance of 250,000 common shares	287,500
Payment of certain trade payables	619,976
Staged payments totaling $ 1,000,000 US	1,487,932
A December 31, 2004 payment finalizes all initial acquisition obligations.
Interest on staged payments	133,470
Finder’s fee of 80,000 common shares	92,000
Acquisition fees and other costs	23,626
2,669,504

Payment of two  net smelter royalties of 1% each on all production from start-up to a maximum of $20 million U.S. and $3 million U.S. is payable to the respective vendors.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

5.

MINERAL INTERESTS (Continued)

(b)

Costa Rica (continued)

Through its wholly owned subsidiary, Industrias Infinito S.A., the Company has successfully concluded the environmental permitting process for its Crucitas gold project located in North Central Costa Rica.  The final resolution, (Resolución No 3638-2005-SETENA), was issued by the Ministry of Environment in Costa Rica (SETENA) on December 12, 2005. The final resolution follows the approval of the Environmental Impact Statement which was announced in early September of 2005  indicating the Company had complied with all of the requisites of Costa Rican mining and environmental regulations. This approval is for the mining of the saprolite or weathered rock, overlying the hard rock, which makes up about 20 percent of the identified gold resources. The final resolution has also specified the amount of the required Environmental Performance Bond as US$ 600,000.

Prior to obtaining this final resolution, due to the uncertainty of the outcome of the permitting process, the Company had impaired all expenditures since fiscal 2003. Upon receipt of this resolution, the Company has discontinued recording impairment charges on subsequent expenditures and is in the process of developing the project.

Previously, the Company notified the Canadian Government and Costa Rican Government it will maintain its option to pursue the Arbitration Process under the Financial Investment Protection Agreement (FIPA) signed between the two countries.

(c)

Guyana

(i)

Maple Creek Concessions

Dedicated capital assets in the Maple Creek concessions consist of the following amounts:

	June 30			March 31
	2006			2006
	Cost	Amortization	Net	Net
Exploration equipment	$ 1,852,438	$ 981,480	$ 870,958	$ 915,633
Processing plant	1,043,544	505,850	537,694	565,993
Vehicles	121,546	78,841	42,705	45,925
	$ 3,017,528	$ 1,566,171	$ 1,451,357	$ 1,527,551

The Company entered into a joint venture agreement in February, 2000 (amended March, 2000) to develop and mine two of the Company’s properties located in the Potaro Mining District #2 through an operating company, Vanarde Mining Inc. (“Vanarde”). The Company agreed to assign 100% of the mining rights of the two properties to Vanarde in return for 60% of the outstanding shares of Vanarde.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

5.

MINERAL INTERESTS (Continued)

(c)

Guyana (Continued)

(i)

Maple Creek Concessions (Continued)

Pursuant to this agreement, advances totaling $2,999,304 had been received from the joint venture participant, net of finders’ fees. These advances were designated to acquire specific capital assets and to undertake exploration programs. Accordingly, for accounting purposes, capital assets acquired for the joint venture exploration programs have been allocated to the exploration costs for the concessions and advances have been recorded as a recovery of exploration expenditures.

No gain was recognized by the Company on effective transfer to its joint venture participant of 40% of the mining rights as the Company can only recover its investment through future mining profits or proceeds from disposition.

On July 14, 2005, the Company re-acquired the 40% minority interest in Vanarde Mining Inc., the owner of Vannessa's Potaro diamond project, for the issuance of 1,500,000 common shares having a value of $645,000 which was determined  by estimating the proportional net asset value of the mobile mining equipment and other infrastructure on site.

The Maple Creek concessions are alluvial diamond concessions which are contiguous to the Potaro concessions. In prior years, the Company initiated a program under the joint venture to do bulk sampling and determine a mining plan. Until the bulk sampling indicates economic values, the Company is recording an impairment charge relating to current expenditures equal to costs incurred during the year.

(ii)

Potaro Concessions

The Company entered into several agreements in prior years to acquire a 100% interest, subject to royalties, in mineral permits and concessions located in the Potaro Mining District #2.

Consideration for the acquisition of these permits and concessions was as follows:

Cash payment $29,000 US	$ 42,828
Finder’s fee of 15,000 common shares	11,550
$ 54,378

After a review of plans and operations in this area, management is continuing to record impairment charges to reduce the carrying value to estimated recoverable value.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

5.

MINERAL INTERESTS (Continued)

(c)

Guyana (Continued)

(iii)

Marudi Mountain

In December 1998, the Company signed a letter of agreement to acquire 100% of the exploration license to the Marudi Mountain Gold Project in southern Guyana.  This letter of agreement was replaced by a purchase and royalty agreement with the vendor in July 2003.

Consideration for the acquisition was as follows:

350,000 common shares	$ 140,000
A finder’s fee of 10,000 shares	4,000
$ 144,000

In addition, the Company is committed to keeping the interest in good standing, assumption of the net profit participation obligation when the interest goes into production, and the payment of $10.00 U.S. per ounce of gold production.

On September 1, 2004 the Company received an Environmental Permit from the Guyanese Environmental Protection Agency giving environmental approval for mining in the Marudi area subject to certain conditions.

The Company continues to explore the project however, until more definitive mineralization is determined, the current expenditures are impaired and the mineral interest is being carried at its estimated recoverable value.

(iv)

Paint Mountain

In July 2003, the Company, through a wholly owned subsidiary, Vannessa (Guyana) Inc., was granted by the Government of Guyana the exclusive right to occupy and conduct geological and geophysical surveys for all minerals in an area in southern Guyana. As a result of the survey, the Company applied for and was granted one prospecting license known as Paint Mountain. In September of 2004 the Company was granted a Prospecting License by the Guyana Geology and Mines Commission granting the Company exclusive rights to occupy and explore approximately 32.92 square kilometers of territory adjacent to the Marudi property.

Exploration plans in this regard are being evaluated by management for future implementation.

The Company continues to explore the project however, until more definitive mineralization is determined, the current expenditures are impaired and the mineral interest is being carried at its estimated recoverable  value.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

5.

MINERAL INTERESTS (Continued)

(d)

Venezuela

(i)

La Fe / Yuruan / Kilometre 88

Disposal

Various agreements signed between 1994 and 1999 gave the Company certain mining rights and ownership of certain concessions within Bolivar State. During the year ended March 31, 2005, management disposed of these concessions for proceeds of $107,820 (Note 3).

(ii)

Las Cristinas

Acquisition

By agreements dated July 13, 2001, as amended, the Company acquired through a newly incorporated subsidiary, Vannessa Holdings Corp. (“Vannessa Barbados”), all of the issued and outstanding shares of Vannessa de Venezuela C.A. (“VV”) (formerly Placer Dome de Venezuela C.A.), a Venezuelan holding company owned by Placer Dome Inc. VV owns 95% of the shares of Minera Las Cristinas C.A. (“Minca”).

The remaining 5% of Minca shares are owned by Corporacion Venezolana de Guayana (“CVG”), a state-owned holding company responsible for certain mining concessions in Bolivar State, Venezuela. CVG holds rights to increase its interest in Minca by an additional 25%.

Under the agreement, Vannessa (Barbados) has granted Placer Dome a participation in future revenues derived from sales of gold and copper ranging between 1% and 5% depending on the price of gold and equity percentage held by Vannessa.

The agreement also provides Placer Dome certain irrevocable option rights to repurchase the shares of VV in the event of acts of default, or lack of financial capacity. Vannessa has granted a security mortgage to Placer Dome over the shares of VV in support of the participation and repurchase rights.

The agreement further provides Placer Dome with rights of first refusal and a share purchase option allowing Placer Dome to repurchase the shares of VV by paying Vannessa the greater of fair market value of post-acquisition, tangible capital property subject to independent determination and the book value of all post-acquisition costs incurred by Vannessa directly or indirectly, plus 10%.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

5.

MINERAL INTERESTS (Continued)

(d)

Venezuela (Continued)

(ii)

Las Cristinas (Continued)

Acquisition (Continued)

Consideration under the agreement for the purchase of VV was $50 U.S. including certain back in rights to Placer Dome (see above) as well as an additional $50 U.S. for the purchase of certain debt obligations between Minca and Placer Dome.

At the time of acquisition, Minca held certain rights to mineral concessions known as Las Cristinas 4, 5, 6 and 7 in the Kilometre 88 area in the State of Bolivar.

Title dispute and legal proceedings

Since August 2001, the Venezuelan government and CVG board members have refused to recognize Vannessa’s status in Minca and have not attended meetings or acted on corporate matters.

In November 2001, the Venezuelan government and CVG cancelled the mining rights held by Minca and took possession of the properties. On April 29, 2002, President Chavez issued a Presidential Decree reserving Las Cristinas for direct exploitation by the Government of Venezuela. A number of legal applications, proceedings and jurisdictional disputes have arisen between Vannessa, CVG and government authorities over the concessions.

International Arbitration

On July 9, 2004 Vannessa commenced a process of international arbitration with the International Centre for Settlement of Investment Disputes (“ICSID”) in Washington, D.C. Accordingly, as part of the requirements for entering into the process of International Arbitration, the Court proceedings relating directly to the dispute between the Venezuelan government, CVG and Vannessa in Venezuela have been waived by the Company.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

5.

MINERAL INTERESTS (Continued)

(d)

Venezuela (Continued)

(ii)

Las Cristinas (Continued)

International Arbitration (Continued)

Vannessa and its Venezuelan subsidiaries are claiming:

•

CVG and other government authorities had no basis contractually or in law to cancel Minca’s rights to the concessions without an independent arbitration process.

•

Certain decrees, court applications and government decisions to extinguish Minca’s rights, or grant possible rights to another company, are either inappropriate, contrary to agreements and rights granted to Minca, or without legal status.

•

It has, or should have continuing rights to all concessions or be compensated for all expenditures incurred to date plus interest as well as lost profits.

On July 9, 2004 the Company filed a Request for International Arbitration alleging that Venezuela was in breach of the Bilateral Investment Treaty in place between Venezuela and Canada. On October 28, 2004, the Secretary-General of the International Centre for Settlement of Investment Disputes (ICSID) in Washington, D.C. registered the Company’s Request For Arbitration against the Bolivarian Republic of Venezuela with respect to the Las Cristinas gold and copper property (See Subsequent Event Note 11 (c)).

Any awards arising from the claim will be shared with other shareholders or royalty holders of MINCA or Vannessa de Venezuela according to contractual rights.

Management is not able to assess at this time the outcome of the legal proceedings and international arbitration in process or further quantify what, if any, additional financial impact may result from final resolution of the disputes.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

5.

MINERAL INTERESTS (Continued)

(d)

Venezuela (Continued)

(ii)

Las Cristinas (Continued)

Carrying costs

Carrying costs during the quarter incurred relating to Minca’s mineral interests comprise the following:

	2006	2005

Administrative salaries	$4,003	$ 14,717
Community relations	2,166	7,965
General administration	7,687	28,264
Legal costs	14,379	52,869
Rent, utilities and taxes	2,931	10,776
Travel	1,104	4,058
	$ 32,370	$ 118,649

Due to the Company’s ongoing disputes outlined above, the Company  continues to record impairment charges equal to the direct carrying costs incurred for its Las Cristinas interest. Additional arbitration and related costs incurred by the Company are not included in these carrying costs.

Disposal of Capital Asset

In 2004, the Company disposed of a capital asset located in the United States acquired as part of the Placer Dome de Venezuela C.A. acquisition for proceeds of $392,515. The asset had been idle, had not been used in operations and had no value assigned to it on the acquisition of Placer Dome de Venezuela C.A. Accordingly, a gain of $392,515 was recorded in income during the year ended March 31, 2004.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

6.

SHARE CAPITAL

The Company’s authorized and issued share capital is as follow:

	June 30, 2006		March 31, 2006
	Number	$	Number	$
	of Shares		of Shares
Authorized
250,000,000 common shares without par value

Issued
Balance, beginning of year	87,258,853	$ 45,470,220	81,471,353	$ 43,100,845
Warrants exercised (a)	-	-	4,000,000	1,600,000
Warrants exercised (b) and (c)	-	-	287,500	124,375
Purchase subsidiary minority interest (d)	-	-	1,500,000	645,000
Options exercised (e)	300,000	84,000	-	-
Balance, end of year	87,558,853	$ 45,554,220	87,258,853	$ 45,470,220

(a)

In fiscal 2005, pursuant to a non-brokered private placement, 4,805,500 (2004 – 4,300,000) units were issued at a price of $0.32 (2004 - $0.35) per unit. Each unit consisted of one common share and one share purchase warrant entitling the holder to purchase one additional share at a price of $0.40 (2004 - $0.40) per share until December 22, 2006 (2004 – June 4, 2005). 4,000,000 of the 2004 warrants were exercised during the year ended March 31, 2006 and 300,000 expired..

(b)

 During the year ended March 31, 2006, pursuant to the exercise of warrants, 187,500 shares were issued at a price of $0.45 per warrant.

(c)

 During the year ended March 31, 2006, pursuant to the exercise of warrants, 100,000 shares were issued at a price of $0.40 per warrant.

(d)

On July 14, 2005. the Company acquired the 40% minority interest in Vanarde Mining Inc., the owner of the Company’s Potaro diamond project, for 1,500,000 common shares at a price of $0.43 per common share.

(e)

In May 2006, stock options totaling 300,000 (2005 – Nil) were exercised at a price of $0.28  per share for proceeds of $84,000.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

6.

SHARE CAPITAL (Continued)

The continuity of the Company’s share purchase warrants is as follows:

	Warrants Outstanding		Exercise Price	Expiry Date	Weighted Average Remaining Life
Balance – March 31, 2003	6,780,000
Issued	4,300,000	(a)	0.40	June 4/05
Issued	10,125,000	(c)	0.45	Oct. 15/05
Issued	2,500,000	(d)	0.66	Feb. 18/07	0.82
Balance – March 31, 2004	23,705,000				1.21
Issued	4,805,500	(a)	0.40	Dec. 22/06	0.65
Issued	1,444,500	(d)	0.40	Jan. 7/07	0.62
Expired	(300,000)		2.00	May 22/04
Balance – March 31, 2005	29,655,000				0.78
Expired	(2,000,000)		0.55	Dec /16/05
Exercised	(4,000,000)	(a)	0.40	June 4/06
Expired	(300,000)	(a)	0.40	June 4/06
Exercised	(100,000)	(b)	0.40	Sept 12/06
Exercised	(187,500)	(c)	0.45	Oct 15/05
Expired	(9,937,500)	(c)	0.45	Oct 15/05
Balance – March 31,2006	13,130,000		0.62		0.44

During fiscal 2006, regulatory approval was obtained for the extension of the expiry dates relating to the following share purchase warrants:

(a)

780,000 and 2,500,000 warrants with an expiry date of February 18, 2006 have been extended to February 18, 2007; the exercise price is $0.66 per share.

See Note 9 for additional warrants that could be issued in connection with the Convertible Debenture.

As at June 30, 2006 and March 31, 2006, there were no escrow shares outstanding or voluntary pooling arrangements.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

6.

SHARE CAPITAL (Continued)

At June 30, 2006, the Company had share purchase warrants outstanding as follows:

Outstanding         Exercise Price               Expiry

 Warrants

        per Warrant                   Date

            780,000                     $0.66              February 18, 2007

         1,700,000                       1.06              August 26, 2006

         2,000,000                       0.89              August 28, 2006

         2,500,000                       0.66              February 18, 2007

         4,805,500                       0.40              December 22, 2006

         1,344,500                       0.40              January 7, 2007

       _________

       13,130,000

The Company entered into transactions relating to stock options as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Life
Balance – March 31, 2003	2,025,000	$0.94	4.07
Granted (Note 8)	1,875,000	$0.28
Exercised	(200,000)	$0.28
Expired	(200,000)	$(0.85)
Balance – March 31, 2004	3,500,000	$0.64	3.57
Granted (Note 8)	1,630,000	$0.28
Exercised	(170,000)	$0.28
Expired	(210,000)	$(0.85)
Balance – March 31, 2005	4,750,000	$0.64	3.29
Granted (Note 8)	1,525,000	$0.60
Expired	(490,000)	$(0.76)
Balance – March 31, 2006	5,785,000	$0.58	2.88
Exercised	(300,000)	$(0.28)
Expired	(10,000)	$0.45)
Balance – June 30,2006	5,475,000	$0.59	2.90

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

6.

SHARE CAPITAL (Continued)

At June 30, 2006, the Company had share purchase options outstanding to directors and employees exercisable as follows:

Outstanding	Exercise Price	Expiry Date
165,000	$0.95 per share	July 4, 2006
1,240,000	$0.95 per share	July 4, 2007
970,000	$0.28 per share	August 25, 2008
175,000	$0.64 per share	March 11, 2009
1,500,000	$0.45 per share	September 2, 2009
1,425,000	$0.60 per share	August 26, 2010
5,475,000

7.

RELATED PARTY TRANSACTIONS

The Company incurred expenditures for consulting services from two companies controlled by two Directors and, the retention of a Director to provide professional project management services to the Crucitas gold project  commencing in September 2005 which became direct employment commencing January 1, 2006.

The expenditures for the quarters ended June 30 were allocated as follows:

	2006	2005
Charged to head office administration	$ 70,439	$ 15,000
Charged mineral interests	10,439	23,509
	$ 80,878	$ 38,509

The agreements are on a month-to-month basis and will remain in force from year to year until such time as notice of termination is given by either party.

Effective November, 2004, the Company returned properties in the Kilometer 88 area in Venezuela to Boralis Holdings A.V.V., a company in which a Director has an interest. Consideration for this transaction is an agreement for Boralis to pay the Company 80% of all net benefits realized from these properties (Note 3).

During fiscal 2006, the Company paid debt financing structuring fees of $150,000 to the controlling shareholder related to $3 million of short term financing (bearing interest at 9.5% and which was repaid during the year) and related to the convertible debenture (Note 9). These fees were expensed during fiscal 2006 as interest and financing costs.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

7.

RELATED PARTY TRANSACTIONS (Continued)

During the quarter ended June 30, 2006, the Company paid debt financing structuring fees of $90,000 to the controlling shareholder related to $3 million of short term financing (bearing interest at 9.5%) related to the issue of demand notes. These fees were expensed during the quarter ending June 30, 2006 as interest and financing costs.

Related party transactions have been recorded at their exchange amounts.

8.

CONTRIBUTED SURPLUS

During the quarter ended June 30, 2006, the Company did not grant any stock options. In fiscal 2006, the Company granted 1,525,000 (2005 – 1,630,000; 2004 - 1,875,000) stock options to directors and employees. Options vest immediately on the grant date. Using the Black-Scholes fair value based option pricing method, stock options granted have been valued at $0.40 (2005 - $0.42; 2004 - $0.28) per option for a total value of $610,698 (2005 - $688,053; 2004 - $527,869) of which $528,605 (2005 - $624,736: 2004 - $454,671) was charged to operations and $82,093 (2005 - $63,317; 2004 – 73,198) was allocated to mineral interests.

Assumptions used in this model for the fiscal years ended March 31 were as follows:

	2006	2005	2004
Risk free interest rate	4.24%	2.63%	3.89%
Dividend yield	-	-	-
Volatility factor	80%	121%	91%
Expected option life	5 years	5 years	5 years

The continuity of contributed surplus is as follows:
Balance, beginning of year	$ 2,082,113	$ 1,394,060	$ 866,192
Value of stock-based compensation granted	610,698	688,053	527,868
Balance, end of year	$ 2,692,811	$ 2,082,113	$ 1,394,060

9.

CONVERTIBLE DEBENTURE

On March 1, 2006, the Company issued a non-brokered private placement of a collateralized convertible debenture to Exploram Enterprises Ltd. ("Exploram"), its controlling shareholder.  The convertible debenture matures on January 31, 2009 and interest is payable on the outstanding principal amount at a rate of 9.5% per annum, payable semi-annually on July 31 and January 31. At the option of the holder, the principal amount outstanding under the convertible debenture may be converted into common shares any time after January 31, 2007 until maturity at a price of $0.635 per share (which is 20% over the average closing price over the last 10 trading days prior to March 1, 2006). The principal amount outstanding may be repaid at the option of the Company at any time before January 31, 2007 upon payment of a 5% prepayment penalty, or thereafter upon thirty days notice (within which period Exploram may convert)

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

9.

CONVERTIBLE DEBENTURE (Continued)

without payment of a prepayment penalty.  In addition, for every dollar of principal outstanding on February 1, 2007, the Company will issue one common share purchase warrant to Exploram, each warrant entitling Exploram to acquire one common share at any time up to March 1, 2008 at $0.635 per share.  The Company's obligations under the convertible debenture are secured by a general security agreement over the Company's assets and a pledge of the shares of each of its subsidiaries.  The Company  agreed to pay Exploram a structuring fee of $90,000 in respect of the placement.

The Company has deemed the fair market value of the liability portion of the convertible debenture upon issuance to be approximately $3.5 million which amount will be accreted to its face value of $5.0 million through interest expense charges computed at 25% per annum through to January 31, 2009. The balance of the convertible debenture approximating $1,500,000 has been credited to equity and represents the values ascribed to the obligation to issue warrants and the convertible feature of the debenture.

10.

DEMAND LOANS

(a)

On April 13, 2006, the Company borrowed $1,500,000 from Exploram Enterprises Ltd. ("Exploram"), its controlling shareholder. Interest is payable on the loan at a rate of 9.5% per annum, payable monthly and a 3% structuring fee of $45,000 was paid. The loan is payable on demand after June 30, 2006 and is secured by a general security agreement over the Company's assets.

(b)

On June 19, 2006, the Company  borrowed an additional $1,500,000 from Exploram. Interest is payable on the loan at a rate of 9.5% per annum, payable monthly and a 3% structuring fee of $45,000 was paid. The loan is payable on demand after August 31, 2006 and is secured by a general security agreement over the Company's assets.

 11.

SUBSEQUENT EVENTS

(a)

On July 12, 2006, Exploram exercised 4,805,500 warrants at a price of $0.40 per warrant for proceeds of $1,922,200.

(b)

On July 24, 2006, 165,000 stock options to directors and employees expired.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

11.

SUBSEQUENT EVENTS (Continued)

(c)

The Company submitted its Memorial to ICSID setting out its argument and written evidence on January 13, 2006. Venezuela recently raised objections  regarding the tribunal’s jurisdiction in this matter and the Tribunal has scheduled a hearing to address Venezuela’s objections in May  2007.  Counsel has advised the Company that jurisdictional  objections are not uncommon in arbitration cases of this kind.  The Company  remains  confident  in  its  position  that  the Tribunal has jurisdiction to arbitrate this dispute.  A hearing on the merits of the  claim will  be scheduled if the Tribunal rules in the Company’s favor on the jurisdictional objection.

(d)

On August 11, 2006, the Company (i) extended the expiry date and reduced the exercise price of 2,000,000 outstanding share purchase warrants exercisable at $0.89 per share and expiring on August 28, 2006, such that the warrants will become exercisable at $0.60 per share until August 28, 2007, subject to earlier expiry if the Company's closing share price exceeds $0.72 for 10 consecutive trading days; and (ii) extended the expiry date and reduced the exercise price of 1,700,000 outstanding share purchase warrants exercisable at $1.06 per share and expiring on August 26, 2006, such that the warrants will become exercisable at $0.60 per share until August 26, 2007 subject to earlier expiry if the Company’s closing share price exceeds $0.72 for 10 consecutive trading days.

12.

SEGMENTED INFORMATION

	June 30, 2006	March 31, 2006
Identifiable assets by geographical location are as follows:

Canada	$ 537,484	$ 1,703,944
Brazil	8,944	8,944
Costa Rica	9,286,738	6,576,329
Guyana	2,240,287	2,208,443
Venezuela	182,828	144,217
	$ 12,256,281	$ 10,641,877

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

13.

POTENTIAL FUTURE INCOME TAX ASSETS

The significant components of the Company’s Canadian tax-effected future income tax assets in accordance with corporate income tax filings  are made up as follows:

	June 30, 2006	March 31, 2006
Future income tax assets:
Non-capital losses carried forward	$ 12,050,553	$ 11,309,694
Property plant and equipment	1,504,470	1,504,470
Mineral property interests	2,323,247	2,323,247

	15,878,270	15,137,411

Estimated Tax Rate	37%	37%

Subtotal	5,874,960	5,600,842

Capital losses carried forward (est. tax rate of 25%)	3,133,783	3,133,783

Future income tax assets before valuation allowance	9,008,743	8,734,625

Valuation allowance	(9,008,743)	(8,734,625)
Net Future income tax assets	$ -	$ -

Potential future income tax balances are recorded at known or estimates of substantially enacted tax rates applicable in jurisdictions to which tax bases, adjustments and balances apply.

At June 30, 2006, the Company has non-capital losses remaining to be carried forward of approximately $12,051,000 (March 31, 2006 - $11,310,000) which may be available to offset future income for income tax purposes.  These losses expire over the next seven years.  The Company’s foreign exploration and development expenses approximating $2,323,000 (March 31, 2006 - $2,323,000) which can be carried forward indefinitely, may be available to offset future foreign resource profit.  In addition, the Company has capital losses of approximately $12,535,000 (March 31, 2006 – 12,535,000) which can be carried forward indefinitely and may be available to offset future capital gains.  Due to the uncertainty of realization of these carry-forwards, a full valuation allowance has been provided in the financial statements against future tax assets.

VANNESSA VENTURES Ltd.

( a development stage enterprise)

Notes to the Consolidated Financial Statements

For the Three Months Ended June 30, 2006

Unaudited – Prepared by Management

 (In Canadian Dollars)

14.

COMMITMENTS

(a)

Effective March 1, 2004, the Company moved its head office to Calgary, Alberta and entered into a lease agreement for office premises in its new location for a period of three years at a cost of $49,457 per annum.

(b)

The Company entered into a lease agreement expiring May 31, 2006 for its premises in Guyana requiring lease payments of $19,200 U.S. per year. The lease was renewed, effective June 1, 2006, for another one year term at a cost of $19,200 U.S. per year.

15.

AUDIT REVIEW

The Unaudited Consolidated Interim Financial Statements as at June 30, 2006 have not been reviewed by our auditors, Ernst and Young LLP, Vancouver, Britiish Columbia, Canada.